Exhibit 99.1

news release www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-5997
For financial analysts: Joe Bergstein, 610-774-5609

PPL Completes Spinoff of Competitive Supply Business

ALLENTOWN, Pa. (June 1, 2015) – PPL Corporation (NYSE: PPL) on Monday (6/1) completed the spinoff of its competitive energy business, which was immediately combined with the generation assets owned by Riverstone Holdings to form a new independent power producer called Talen Energy Corporation.

The spinoff, which unlocks value for shareowners, completes PPL’s transition to a company solely focused on high-performing regulated utilities in both the United States and the United Kingdom. That transition included the acquisition of Louisville Gas and Electric and Kentucky Utilities, as well as the expansion of the company’s U.K. operations in recent years.

“Over the past five years, we’ve transformed PPL into one of the top 10 utility companies in the U.S., and reshaped it in ways that have preserved and grown value for our shareowners,” said William H. Spence, chairman, president and Chief Executive Officer of PPL.

“Today, we are poised to continue that growth as a fully regulated business with a strong dividend and seven award-winning utilities that consistently deliver for customers and shareowners.”

He said PPL is reaffirming its 2015 forecast range of $2.05 to $2.25 per share for regulated utility earnings from ongoing operations and expects to achieve compound annual earnings growth of 4 to 6 percent through at least 2017 as the company continues a major, corporate-wide effort to rebuild and modernize transmission and distribution networks to make them even more reliable.

“This is as exciting a time as any in the history of our utilities as we continue an unprecedented corporate-wide campaign to harden our systems, to make them smarter and more flexible and to ensure that we can continue to deliver the electricity and natural gas our 10 million customers count on to power their lives,” Spence said.

With the spinoff complete, PPL’s former power plants in Pennsylvania and Montana are now part of Talen Energy. PPL Electric Utilities was not affected by the transaction, and will remain part of PPL and continue its strong focus on the customers and communities it serves in eastern and central Pennsylvania.

“We’re proud of the generations of PPL employees who have operated these plants safely and reliably,” said Spence. “We wish the employees of Talen Energy the best as they continue this tradition and begin their journey as a new company poised to compete and win in today’s electricity markets.”

Spence said the new PPL, separated from the uncertainties and challenges in wholesale power markets, will maintain a strong balance sheet, investment-grade credit ratings, strong cash flow and a competitive dividend.

PPL Corporation (NYSE: PPL), with 2014 revenues of $11.5 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and United Kingdom. More information is available at www.pplweb.com.

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